Exhibit 99.1

YRC Worldwide To Record Non-Cash Impairment Charges

OVERLAND PARK, Kan., JANUARY 2, 2008—YRC Worldwide Inc. (Nasdaq: YRCW) announced today that it expects to incur non-cash impairment charges during the fourth quarter of 2007 relating to prior acquisitions in the pre-tax range of $700 to $800 million ($650 to $750 million after taxes). The company has nearly completed its annual impairment review of goodwill and certain other intangible assets arising from acquisitions. Given applicable accounting standards, which strongly consider current market conditions, these impairment charges will primarily relate to a decline in the estimated point- in-time fair value of the acquired former USF Corporation companies. These companies generally now comprise the company’s YRC Regional Transportation business unit. The remainder of the anticipated charges is due to a reduction in the calculated fair values of USF and Roadway trade names.

The company does not expect the impairment charges to have any impact on the company’s cash flow or availability of financing under existing debt facilities. “While we are clearly disappointed with this development, it does not change our belief in the future outlook for any of our companies, particularly YRC Regional Transportation,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide.

The new YRC Regional Transportation management team is making progress in implementing operational changes designed to improve financial performance as part of the company’s previously announced $100 million performance improvement initiative. In addition, actions have already taken place to reduce corporate overhead, close redundant offices and eliminate unnecessary activities.

“Cost reduction actions and operational improvements across the company set the stage for improved performance in 2008,” stated Zollars. “We continue to move forward on key strategic initiatives, including the recent announcement of a tentative five-year agreement with the International Brotherhood of Teamsters and a definitive purchase agreement for our China ground transportation acquisition.”

To provide additional insight into these topics, the company will host a conference call for shareholders and the investment community this morning, Wednesday, January 2, 2008, beginning at 9:00am ET, 8:00am CT.

Hosting the teleconference will be: Bill Zollars, Chairman, President and CEO, YRC Worldwide and Stephen Bruffett, Executive Vice President and CFO, YRC Worldwide.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The Conference ID number is 29692711.

The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com.

An audio playback will be available after the call via the StreetEvents and YRC Worldwide web sites.

Forward Looking Statements:

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expects” and similar expressions are intended to identify forward-looking statements. YRC Worldwide’s expectations regarding the range of the impairment charges announced in this release are only its expectations regarding the size of these charges. The company, along with its third-party appraisal firm, is finalizing the valuations of the company’s assets underlying these charges. Depending on the results of the appraisals, the size of these charges that the company will record could vary from the estimated range disclosed in this release.

About YRC Worldwide Inc.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

Investor Contact:	Todd M. Hacker

Vice President – Treasurer & Investor Relations

(913) 696-6108

todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson

Linden Alschuler & Kaplan

(212) 329-1420

sdawson@lakpr.com